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                                                    LOHF, SHAIMAN & JACOBS, P.C.
                                                                Attorneys at Law
                                                      950 South Cherry St., #900
                                                          Denver, Colorado 80222
                                                        Facsimile (303) 753-9997
                                                                  --------------
                                                       Telephone: (303) 753-9000


October 16, 1996


Board of Directors
Optical Security Group, Inc.
535 16th Street, Suite 920
Denver, CO  80202
United States of America

Re: Registration Statement on Form S-3 (S.E.C. File No. 333-12703) Covering Public Offering of 1,657,002 Shares of Common Stock of Optical Security Group, Inc.

Gentlemen:

We have acted as counsel for Optical Security Group, Inc., a Colorado corporation (the "Company"), in connection with the proposed offering to the public by certain security holders of the Company of 1,657,002 shares of common stock including 412,346 shares of common stock currently issued and outstanding (the "Shares") and 1,244,656 shares of common stock (the "Conversion Shares") issuable upon conversion of Series B 8% Cumulative Convertible Exchangeable Preferred Voting Stock (the "Series B Shares").

In such capacity, we have examined, originals or copies of such documents, corporate records, and other instruments as we have deemed necessary for purposes of this opinion including among other documents, the Articles of Incorporation and bylaws, as amended, of the Company, minutes of meetings of the Company's board of directors and shareholders, and certificates of certain of the Company's officers.

For purposes of this opinion, we have assumed the legal capacity of all persons other than the Company executing all documents and instruments examined by us. We have further assumed that all signatures are genuine, that all documents submitted to us as originals are complete and authentic, that all documents and instruments submitted to us as copies conform to authentic original


                                                                     Exhibit 5.1
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Optical Security Group, Inc.
October 16, 1996
Page 2


of such documents, and that all statements of fact made to us by the Company and representatives of the Company and any other parties to the transaction referenced above are true and correct, and there have been no material changes in the facts represented to us in such statements prior or subsequent to the date thereof.

Based on the foregoing, and subject to such further examinations as we have deemed relevant and necessary, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing in good standing under the laws of the state of Colorado.

     2. The Shares and the Series B Shares have been legally and validly authorized under the Articles of Incorporation, as amended, of the Company, and (a) the Shares constitute duly and validly issued and outstanding and fully paid and non-assessable shares of common stock of the Company, and (b) when issued upon conversion of the Series B Shares in compliance with the Company's Articles of Incorporation, as amended, and applicable securities laws, the Conversion Shares will constitute duly and validly issued and outstanding and fully paid and non-assessable common stock of the Company.

We hereby consent to the use of our name and to the references to our Firm beneath the caption "Legal Matters" in the prospectus forming a part of the Registration Statement and to the filing of a copy of this opinion as Exhibit No. 5.1 thereto.


Very truly yours,

LOHF, SHAIMAN & JACOBS, P.C.



By:/s/ Charles H. Jacobs
   ---------------------------
   Charles H. Jacobs